Exhibit 3.1

Registration No. 43496

BERMUDA

CERTIFICATE OF CONTINUANCE

I hereby in accordance with section 132C(4)(d) of the Companies Act 1981 issue this Certificate of Continuance and do certify that on the 1st day of October 2009

TransAtlantic Petroleum Ltd.

was registered by me in the Register maintained by me under the provisions of the said section and that the status of the said company is that of an exempted company.

Given under my hand and the Seal of

the REGISTRAR OF COMPANIES

this 1st day of October 2009

for Acting Registrant Companies